Exhibit 99.1


NEWS

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FOR RELEASE  AT 6 A.M., APRIL 19
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DR. WOLFGANG REITZLE ASSUMES CONSULTING ROLE

DEARBORN, Mich., April 19 - Dr. Wolfgang Reitzle, Ford Motor Company group vice president, Premier Automotive Group, announced today he has accepted a position with Linde AG, a leading German engineering company, as its future chief executive officer. Reitzle will continue to assist Ford Motor Company as a consultant on product, design and marketing-related issues. The move is effective May 1.

"We are committed to the Premier Automotive Group strategy," said Bill Ford, chairman and chief executive officer. "These brands are strong and that strength stems from exceptional products and talented people, a combination that will deliver outstanding results going forward.

"I want to thank Wolfgang Reitzle for his contributions to the development of our luxury brand strategy," said Bill Ford.

"Being a CEO at Linde AG is a great opportunity for me and one I felt I could not pass up at this point in my career," said Reitzle. "Ford is heading in the right direction with their premium brand strategy and I plan to assist them in my new role in any way I can."

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Reitzle joined Ford in 1999 after 23 years with BMW AG. Under his tenure at
Ford, the company consolidated its luxury brands into the Premier Automotive Group and acquired Land Rover. At BMW, he served as a member of the Board of Management with responsibility for research and development and sales and marketing.

Reitzle's successor is the subject of a separate announcement.

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